Exhibit 99

CONTACT:	FOR IMMEDIATE RELEASE
Chris Sharng
Natural Health Trends
972-241-4080
Chris.sharng@nhtglobal.com

Deanna Decker
Padilla Spear Beardsley
(212) 752-8338
ddecker@psbpr.com
NATURAL HEALTH TRENDS CORP. NOTIFIED OF NON-COMPLIANCE
WITH NASDAQ INDEPENDENT DIRECTOR RULE
DALLAS, March 6, 2007 — Natural Health Trends Corp. (NASDAQ NMS:BHIP), an international direct-selling company, announced today that it received a letter from The Nasdaq Stock Market stating that the Company is not in compliance with Marketplace Rules 4350(d)(2) and 4350(c)(3). Specifically, due to the resignation of Colin O’Brien and Terrence M. Morris from the Board of Directors and, consequently, the Company’s Audit and Compensation Committees, the Company’s Audit Committee is not comprised of at least three independent directors and the Compensation Committee is not composed of at least two independent directors.
On or before March 16, 2007, the Company is required to provide The Nasdaq Stock Market the Company’s specific plan and timetable to achieve compliance with the Rules. The Company intends to timely submit a plan for achieving compliance to The Nasdaq Stock Market.
About Natural Health Trends Corp.
Natural Health Trends Corp. is an international direct-selling company operating through its subsidiaries in 15 countries throughout Asia, North America, Europe and Latin America. The Company markets premium quality personal care products under the NHT Global (formerly Lexxus International) brand. Additional information can be found on the Company’s Website, and management encourages interested parties to register for updated corporate information via e-mail on the Company’s homepage, www.naturalhealthtrendscorp.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 — Forward-looking statements in this release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. Such statements may relate, among other things, to our relationship with our distributors; our need to continually recruit new distributors; our internal controls and accounting methods may require further modification; our need to raise additional capital if revenues continue to decline; risks related to an SEC investigation and securities litigation; adverse consequences from audit committee investigations or management changes; regulatory matters governing our products and network marketing system; regulatory matters pertaining to direct-selling laws, specifically in China; our ability to recruit and maintain key management and consultants; adverse publicity associated with our products or direct selling organizations; product liability claims; our reliance on outside manufacturers; risks associated with operating internationally, including foreign exchange risks; product concentration; dependence on increased penetration of existing markets; the competitive nature of our business; and our ability to generate sufficient cash to operate and expand our business. For a more detailed discussion of the risks and uncertainties of our business, please refer to our Annual Report on Form 10-K and our amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission. We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.
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